Exhibit 99.1
Ferguson Reports Fourth Quarter and Year End Results; Issues FY2025 Guidance
Strong Execution Delivers Resilient Full Year Results
Fourth quarter highlights
-     Sales of $7.9 billion, an increase of 1.4% despite continued deflation of approximately 2%.
-    Operating margin of 10.2%, up 20 bps on prior year (10.8% on an adjusted basis, up 40 bps on prior year).
-     Diluted earnings per share of $2.23 ($2.98 on an adjusted basis).
-    Declared quarterly dividend of $0.79 per share.
-    Completed four acquisitions during the quarter.
-    Share repurchases of $213 million during the quarter.
Full year highlights
-     Sales were $29.6 billion, a decrease of 0.3%, with continued market share gains.
-    Gross margin of 30.5% was 10 bps ahead of last year.
-     Operating margin of 8.9%, flat to prior year (9.5% on an adjusted basis, down 30 bps on prior year).
-     Diluted earnings per share of $8.53 ($9.69 on an adjusted basis).
-    Strong cash generation with $1.9 billion net cash provided by operating activities.
-    Total dividends declared of $3.16 per share representing 5% growth over the prior year.
-    Invested $260 million in ten acquisitions, generating annualized revenue of approximately $400 million.
-    Share repurchases of $634 million during the year with an outstanding balance of approximately $900 million remaining under the current share repurchase program at July 31, 2024.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.1x.
-    As of August 1, 2024, Ferguson implemented its new corporate structure and is headquartered in Newport News, VA.
September 17, 2024, Newport News, VA-- Kevin Murphy, Ferguson CEO, commented “Once again, our expert associates executed well, going above and beyond to take care of the complex project needs of our specialist pro customers. The year finished in line with our expectations. Despite market headwinds and deflation during the year, we continued to outperform our markets, returned to volume growth, expanded gross margins and delivered solid operating margin performance. Our strong cash flow and balance sheet allow for continued investment in organic growth, sustainable dividend growth, consolidation of our fragmented markets through acquisitions and the continuation of our share repurchase program.
“Our fiscal 2025 guidance reflects modest full year growth with continued market outperformance. While we anticipate an ongoing challenging near term market environment, we will continue to invest in scale and capabilities to take advantage of multi-year structural tailwinds such as underbuilt and aging U.S. housing, non-residential large capital projects and our opportunity with the dual-trade plumbing and HVAC contractor. Our balanced business mix and ability to deploy scale locally give us confidence in our ability to outperform as our markets return to growth.”

FY2025 Guidance

2025 Guidance
Net sales*	Low single digit growth
Adjusted operating margin**	9.0% - 9.5%
Interest expense	$180 - $200 million
Adjusted effective tax rate**	~26%
Capital expenditures	$400 - $450 million
* Net sales guidance assumes our markets are down low single digits, inclusive of pricing slightly down for the year. We assume continued Company market outperformance and contribution from already completed acquisitions, offset in part by one fewer sales day.
** The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

	Three months ended July 31,
US$ (In millions, except per share amounts)	2024		2023		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	7,946	7,946	7,838	7,838	+1.4%	+1.4%
Gross margin	31.0%	31.0%	30.6%	30.6%	+40 bps	+40 bps
Operating profit	811	857	782	814	+3.7%	+5.3%
Operating margin	10.2%	10.8%	10.0%	10.4%	+20 bps	+40 bps
Earnings per share - diluted	2.23	2.98	2.85	2.77	(21.8)%	+7.6%
Adjusted EBITDA		906		858		+5.6%

	Twelve months ended July 31,
US$ (In millions, except per share amounts)	2024		2023		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	29,635	29,635	29,734	29,734	(0.3)%	(0.3)%
Gross margin	30.5%	30.5%	30.4%	30.4%	+10 bps	+10 bps
Operating profit	2,652	2,824	2,659	2,917	(0.3)%	(3.2)%
Operating margin	8.9%	9.5%	8.9%	9.8%	Flat	(30) bps
Earnings per share - diluted	8.53	9.69	9.12	9.84	(6.5)%	(1.5)%
Adjusted EBITDA		3,015		3,105		(2.9)%
Net debt(1) : Adjusted EBITDA		1.1x		1.0x
(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”
Summary of financial results
Fourth quarter
Net sales of $7.9 billion were 1.4% ahead of last year. Organic revenue declined 0.2% and the adverse impact of foreign exchange rates was 0.1%, offset by acquisition growth of 1.7%. Weakness in certain commodity related categories drove modest overall price deflation of approximately 2%. Consequently, volumes on an organic basis were up approximately 2%.

Gross margin was 31.0%, an increase of 40 basis points over last year, driven by the value we provide to our customers as well as a decrease to our inventory reserve. Operating expenses continued to be diligently managed and we remain focused on productivity and efficiencies while investing in core capabilities for future growth.
Reported operating profit was $811 million (10.2% operating margin) was 3.7% ahead of last year. Adjusted operating profit of $857 million (10.8% adjusted operating margin) was 5.3% ahead of last year.
Reported diluted earnings per share was $2.23 (Q4 2023: $2.85), a decrease of 21.8% due to one-time, non-cash deferred tax charges arising from the new corporate structure. Adjusted diluted earnings per share of $2.98 was 7.6% ahead of last year due to the increase in adjusted operating profit and the impact of share repurchases.
Full year

Net sales of $29.6 billion were 0.3% below last year, 2.4% lower on an organic basis with an additional 1.8% from acquisitions. An additional selling day contributed 0.4% to growth while the adverse impact of foreign exchange rates was 0.1%. Deflation during the year was approximately 2%.

Gross margin of 30.5% was 10 basis points ahead of last year. Reported operating profit was $2.7 billion (8.9% operating margin), 0.3% lower than last year. Adjusted operating profit of $2.8 billion (9.5% adjusted operating margin) was 3.2% lower than last year.

Reported diluted earnings per share was $8.53 (FY2023: $9.12), a decrease of 6.5%, while adjusted diluted earnings per share of $9.69 decreased 1.5% due to the lower adjusted operating profit, partially offset by the impact of share repurchases.
During the year we acquired ten businesses which in aggregate generate annualized revenue of approximately $400 million.
USA - fourth quarter
Net sales in the US business grew 1.3%, with an organic revenue decline of 0.2% offset by 1.5% from acquisitions.
Residential end markets, representing approximately half of US revenue, remained muted. New residential housing start and permit activity weakened during the second half of our fiscal year. Repair, maintenance and improvement (“RMI”) work has also remained soft. Overall, residential revenue was flat in the fourth quarter.
Non-residential end markets, representing approximately half of US revenue, showed continued resilience with non-residential revenue growing by approximately 3% in the fourth quarter. Non-residential waterworks projects saw solid demand in the quarter with commercial and industrial revenues also growing. We continued to see solid bidding activity on large capital projects.
Adjusted operating profit of $844 million was 5.0% or $40 million ahead of last year.
We completed four acquisitions during the quarter that included Southwest Geo-Solutions, a distributor of erosion control, containment, geotextile and geogrid products which expands our Waterworks footprint in the central and southwest regions, and United Water Works, a distributor of piping and water, storm and sewer products serving the Orange County and greater Los Angeles areas in California. Additionally we acquired Gerster Equipment, an HVAC distributor in New York state, and GAR Engineering, a fire protection engineering service and design firm based out of North Carolina.
Canada - fourth quarter
Net sales grew by 2.0%, with an organic revenue decline of 1.2% and a 2.4% adverse impact from foreign exchange rates offset by a 5.6% impact from acquisitions. Similar to the US segment, non-residential end markets have been more resilient than residential end markets. Adjusted operating profit of $22 million was flat compared to prior year.

Segment overview

	Three months ended July 31,			Twelve months ended July 31,
US$ (In millions)	2024	2023	Change	2024	2023	Change
Net sales:
USA	7,528	7,428	+1.3%	28,195	28,291	(0.3)%
Canada	418	410	+2.0%	1,440	1,443	(0.2)%
Total net sales	7,946	7,838	+1.4%	29,635	29,734	(0.3)%

Adjusted operating profit:
USA	844	804	+5.0%	2,820	2,892	(2.5)%
Canada	22	22	Flat	60	76	(21.1)%
Central and other costs	(9)	(12)		(56)	(51)
Total adjusted operating profit	857	814	+5.3%	2,824	2,917	(3.2)%
Financial position
Net debt to adjusted EBITDA at July 31, 2024 was 1.1x and during the year we invested $0.4 billion in capital expenditures, paid $0.8 billion of dividends, invested $0.3 billion in ten acquisitions, and repurchased 3.3 million of our outstanding shares equating to $0.6 billion. We have a remaining outstanding balance of $0.9 billion under the current share repurchase program at July 31, 2024.
We have declared a quarterly dividend of $0.79. The dividend will be paid on November 8, 2024 to stockholders of record as of September 27, 2024. This brings the full year dividend to $3.16, a growth of 5% for the year.
There have been no other significant changes to the financial position of the Company.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
Christine Dwyer, Senior Director of Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. BST) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 787 9445
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 458942. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About Ferguson
Ferguson (NYSE: FERG; LSE: FERG) is the largest value-added distributor serving the specialized professional in our $340B residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in Newport News, Va., Ferguson has sales of $29.6 billion (FY’24) and approximately 35,000 associates in nearly 1,800 locations. For more information, please visit corporate.ferguson.com.
Analyst resources
For further information on quarterly financial breakdowns, visit corporate.ferguson.com on the Investors menu under Analysts and Resources.
Financial calendar

Q1 Results for period ending October 31, 2024	December 10, 2024 with call from 8:30 a.m. ET
Timetable for the quarterly dividend
The timetable for payment of the quarterly dividend of $0.79 per share is as follows:
Ex-dividend date:    September 27, 2024
Record date:        September 27, 2024
Payment date:        November 8, 2024
Further details can be found on our website corporate.ferguson.com, navigating to Investors, Shareholder Center, Dividends / Dividend History.
The completion of cross-border movements of shares between the U.K. and the U.S. is contingent upon the receiving broker identifying and acknowledging any such movements. Where a cross-border movement of shares has been initiated but not completed by the relevant dividend record date (being September 27, 2024 for this quarterly dividend), there is a risk that the dividend in respect of such shares will not be received on the dividend payment date. Accordingly, shareholders are advised not to initiate any cross-border movements of shares during the period from September 25, 2024 through September 29, 2024 inclusive.
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including disruption in the financial markets and any macroeconomic or other consequences of political unrest, disputes or war; failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets; changes in competition, including as a result of market consolidation or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”)); failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment-related risks; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks; risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws; our indebtedness and changes in our credit ratings and outlook; fluctuations in product prices (e.g., commodity-priced materials, inflation/deflation) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings in the course of our business as well as failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change, or the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions; our failure to comply with the obligations associated with being a public company listed on the New York

Stock Exchange and London Stock Exchange and the costs associated therewith; the costs and risk exposure relating to environmental, social and governance (“ESG”) matters, including sustainability issues, regulatory or legal requirements, and disparate stakeholder expectations; adverse impacts caused by a public health crisis; and other risks and uncertainties set forth under the heading “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended July 31, 2023 filed by Ferguson plc with the Securities and Exchange Commission (“SEC”) on September 26, 2023, in the Quarterly Report on Form 10-Q filed by Ferguson plc with the SEC on June 5, 2024, and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth (or decline) is determined as the growth (or decline) in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, sales days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q4 2024		Q3 2024		Q2 2024		Q1 2024		Q4 2023
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
USA	1.3%	(0.2)%	2.2%	(0.9)%	(2.2)%	(3.7)%	(2.7)%	(5.0)%	(1.5)%	(5.5)%
Canada	2.0%	(1.2)%	6.7%	(0.6)%	(3.7)%	(3.3)%	(5.0)%	(3.3)%	(5.1)%	(2.7)%
Continuing operations	1.4%	(0.2)%	2.4%	(0.9)%	(2.2)%	(3.7)%	(2.8)%	(4.9)%	(1.7)%	(5.3)%
For further details regarding organic revenue growth, visit corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended		Twelve months ended
	July 31,		July 31,
(In millions)	2024	2023	2024	2023
Net income	$451	$584	$1,735	$1,889
Provision for income taxes	308	146	729	575
Interest expense, net	47	48	179	184
Other expense, net	5	4	9	11
Operating profit	811	782	2,652	2,659
Corporate restructurings(1)	8	—	28	—
Impairments and other charges(2)	—	(2)	—	125
Amortization of acquired intangibles	38	34	144	133
Adjusted Operating Profit	857	814	2,824	2,917
Depreciation and impairment of PP&E	42	37	162	148
Amortization and impairment of non-acquired intangibles	7	7	29	40
Adjusted EBITDA	$906	$858	$3,015	$3,105
(1) For the three and twelve months ended July 31, 2024, corporate restructuring costs related to incremental costs in connection with establishing the new corporate structure to domicile our ultimate parent company in the United States (“the Merger”).
(2) For the three months ended July 31, 2023, the benefit recorded in impairments and other charges related to a change in estimated impairment charges in connection with the closure of certain, smaller underperforming branches in the United States recorded in the third quarter of fiscal 2023. For the twelve months ended July 31, 2023, impairments and other charges related to the $107 million in software impairment charges and $18 million in charges associated with the closure of certain smaller, underperforming branches in the United States.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of July 31,
(In millions)	2024	2023
Long-term debt	$3,774	$3,711
Short-term debt	150	55
Bank overdrafts(1)	1	17
Derivative liabilities	8	18
Cash and cash equivalents	(571)	(601)
Net debt	$3,362	$3,200
Adjusted EBITDA	$3,015	$3,105
Net Debt: Adjusted EBITDA	1.1x	1.0x
(1) Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheet.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	July 31,
(In millions, except per share amounts)	2024		2023
		per share(1)		per share(1)
Net income	$451	$2.23	$584	$2.85
Corporate restructurings(2)	8	0.04	—	—
Impairments and other charges(3)	—	—	(2)	(0.01)
Amortization of acquired intangibles	38	0.19	34	0.17
Discrete tax adjustments(4)	114	0.56	(32)	(0.16)
Tax impact on non-GAAP adjustments(5)	(9)	(0.04)	(16)	(0.08)
Adjusted net income	$602	$2.98	$568	$2.77

Diluted weighted average shares outstanding	202.3		205.1

	Twelve months ended
	July 31,
(In millions, except per share amounts)	2024		2023
		per share(1)		per share(1)
Net income	$1,735	$8.53	$1,889	$9.12
Corporate restructurings(2)	28	0.14	—	—
Impairments and other charges(3)	—	—	125	0.60
Amortization of acquired intangibles	144	0.71	133	0.64
Discrete tax adjustments(4)	101	0.49	(36)	(0.17)
Tax impact on non-GAAP adjustments(5)	(36)	(0.18)	(73)	(0.35)
Adjusted net income	$1,972	$9.69	$2,038	$9.84

Diluted weighted average shares outstanding	203.5		207.2
(1)Per share on a dilutive basis.
(2)For the three and twelve months ended July 31, 2024, corporate restructuring costs related to incremental costs in connection with the Merger.
(3)For the three months ended July 31, 2023, the benefit recorded in impairments and other charges related to a change in estimated impairment charges in connection with the closure of certain, smaller underperforming branches in the United States recorded in the third quarter of fiscal 2023. For the twelve months ended July 31, 2023, impairments and other charges related to the $107 million in software impairment charges and $18 million in charges associated with the closure of certain smaller, underperforming branches in the United States.
(4)For the three and twelve months ended July 31, 2024, discrete tax adjustments primarily related to one-time, non-cash deferred tax charges of $137 million, resulting from the elimination of certain pre-existing U.K. tax attributes as part of the Merger, partially offset by the release of uncertain tax positions, as well as the tax treatment of certain compensation items that were not individually significant. For the three and twelve months ended July 31, 2023, discrete tax adjustments primarily related to the release of uncertain tax positions following the lapse of statute of limitations, as well as adjustments in connection with amended returns.
(5)For the three and twelve months ended July 31, 2024, the tax impact of non-GAAP adjustments primarily related to the amortization of acquired intangibles. For the three and twelve months ended July 31, 2023, the tax impact on non-GAAP adjustments primarily related to the impairments and other charges and amortization of acquired intangibles.

Ferguson plc
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended		Twelve months ended
	July 31,		July 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Net sales	$7,946	$7,838	$29,635	$29,734
Cost of sales	(5,485)	(5,436)	(20,582)	(20,709)
Gross profit	2,461	2,402	9,053	9,025
Selling, general and administrative expenses	(1,563)	(1,544)	(6,066)	(5,920)
Impairments and other charges	—	2	—	(125)
Depreciation and amortization	(87)	(78)	(335)	(321)
Operating profit	811	782	2,652	2,659
Interest expense, net	(47)	(48)	(179)	(184)
Other expense, net	(5)	(4)	(9)	(11)
Income before income taxes	759	730	2,464	2,464
Provision for income taxes	(308)	(146)	(729)	(575)
Net income	$451	$584	$1,735	$1,889

Earnings per share - Basic	$2.24	$2.86	$8.55	$9.15

Earnings per share - Diluted	$2.23	$2.85	$8.53	$9.12

Weighted average number of shares outstanding:
Basic	201.7	204.3	202.9	206.4
Diluted	202.3	205.1	203.5	207.2

Ferguson plc
Condensed Consolidated Balance Sheets
(unaudited)

	As of July 31,
(In millions)	2024	2023
Assets
Cash and cash equivalents	$571	$601
Accounts receivable, net	3,602	3,597
Inventories	4,188	3,898
Prepaid and other current assets	1,020	953
Assets held for sale	29	28
Total current assets	9,410	9,077
Property, plant and equipment, net	1,752	1,595
Operating lease right-of-use assets	1,565	1,474
Deferred income taxes, net	181	300
Goodwill	2,357	2,241
Other non-current assets	1,307	1,307
Total assets	$16,572	$15,994

Liabilities and shareholders’ equity
Accounts payable	$3,410	$3,408
Other current liabilities	1,806	2,021
Total current liabilities	5,216	5,429
Long-term debt	3,774	3,711
Long-term portion of operating lease liabilities	1,198	1,126
Other long-term liabilities	768	691
Total liabilities	10,956	10,957
Total shareholders' equity	5,616	5,037
Total liabilities and shareholders' equity	$16,572	$15,994

Ferguson plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Twelve months ended
	July 31,
	2024	2023
Cash flows from operating activities:
Net income	$1,735	$1,889
Depreciation and amortization	335	321
Share-based compensation	49	51
Non-cash impact of impairments	—	125
Changes in inventories	(252)	607
Increase in receivables and other assets	(98)	(1)
Changes in accounts payable and other liabilities	11	(196)
Other operating activities	93	(69)
Net cash provided by operating activities of continuing operations	1,873	2,727
Net cash used in operating activities of discontinued operations	—	(4)
Net cash provided by operating activities	1,873	2,723
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(260)	(616)
Capital expenditures	(372)	(441)
Other investing activities	31	3
Net cash used in investing activities	(601)	(1,054)
Cash flows from financing activities:
Purchase of treasury shares	(634)	(908)
Proceeds from sale of treasury shares	17	17
Net change in debt and bank overdrafts	129	(170)
Cash dividends	(784)	(711)
Other financing activities	(41)	(35)
Net cash used in financing activities	(1,313)	(1,807)
Change in cash, cash equivalents and restricted cash	(41)	(138)
Effects of exchange rate changes	(3)	22
Cash, cash equivalents and restricted cash, beginning of period	669	785
Cash, cash equivalents and restricted cash, end of period	$625	$669